Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Index Supplement dated July 19, 2013 and the Prospectus Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated October 2, 2013

$[—] Annual Reset Coupon Buffered Notes due October 31, 2019 Linked to the Russell 2000® Index Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	October 29, 2013

Issue Date:	October 31, 2013

Final Valuation Date:	October 28, 2019*

Maturity Date:	October 31, 2019**

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Asset:	Russell 2000® Index (the “Index”) (Bloomberg ticker symbol “RTY <Index>”)

Annual Coupon:

On each Coupon Payment Date, you will receive (subject to our credit risk) an Annual Coupon in cash calculated per $1,000 principal amount Note as follows:

•     If the Annual Return of the Index for the relevant Observation Period is greater than or equal to 0%, $1,000 multiplied by the Maximum Digital Percentage:

$1,000 × Maximum Digital Percentage

•     If the Annual Return of the Index for the relevant Observation Period is less than 0%, $1,000 multiplied by the Minimum Digital Percentage:

$1,000 × Minimum Digital Percentage

Annual Return of the Index:

With respect to an Observation Period, the Annual Return of the Index is the performance of the Index from the applicable Starting Annual Value to the applicable Ending Annual Level, calculated as follows:

Ending Annual Level – Starting Annual Value

Starting Annual Value

Starting Annual Value:

With respect to the first Observation Period, the Starting Annual Value of the Index will be the Initial Level of the Index on the Initial Valuation Date.

With respect to each subsequent Observation Period, the Starting Annual Value of the Index will be the Ending Annual Value of the Index for the immediately preceding Observation Period.

Ending Annual Value:	With respect to an Observation Period, the Closing Level of the Index on the Observation Date on which such Observation Period ends.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price†	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	3.50%	96.50%
Total	$[—]	$[—]	$[—]	$[—]

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 3.50% of the principal amount of the Notes, or $35.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer. As such, the public offering price for investors purchasing the Notes in fee-based advisory accounts may be as low as $965.00 per Note.
†	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $910.00 and $945.30 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-4 of this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction

Observation Periods:

The first Observation Period will begin on, and include, the Initial Valuation Date and end on, and include, the first Observation Date.

Each subsequent Observation Period will begin on, and include, the Observation Date on which the immediately preceding Observation Period ends, and end on, and include, the next following Observation Date. The final Observation Period will end on, and include, the Final Valuation Date.

Coupon Payment Dates:	With respect to an Observation Period, the third Business Day following the Observation Date on which such Observation Period ends (provided that the final Coupon Payment Date will be the Maturity Date).

Maximum Digital Percentage:	[6.25% - 7.00%]*** *** The actual Maximum Digital Percentage on the Notes will be set on the Initial Valuation Date and will not be less than 6.25%.

Minimum Digital Percentage:	[2.00% - 2.25%]**** **** The actual Minimum Digital Percentage on the Notes will be set on the Initial Valuation Date and will not be less than 2.00%.

Buffer Percentage:	20.00%

Observation Dates:	October 29, 2014 (the first Observation Date), October 29, 2015 (the second Observation Date), October 31, 2016 (the third Observation Date), October 30, 2017 (the fourth Observation Date) October 29, 2018 (the fifth Observation Date) and the Final Valuation Date (the final Observation Date). If a scheduled Observation Date is not a Scheduled Trading Day, the Observation Date will be the next following Scheduled Trading Day. If a Market Disruption Event occurs or is continuing on a scheduled Observation Date, the Observation Date will be postponed as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Payment at Maturity:

If you hold your Notes to maturity, in addition to the final Annual Coupon payment, you will receive (in each case, subject to our credit risk) a cash payment determined as follows:

•     If the Index Return is greater than or equal to -20.00%, you will receive a cash payment of $1,000 per $1,000 principal amount Note.

•     If the Index Return is less than -20.00%, you will receive a cash payment equal to (a) the principal amount of your Notes plus (b) the principal amount of your Notes multiplied by the sum of (i) the Index Return and (ii) the Buffer Percentage, calculated per $1,000 principal amount Note as follows:

$1,000 + [($1,000 × (Index Return + 20.00%)]

If the Index declines by more than 20% from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date, you will lose 1% of the principal amount of your Notes for every 1% that the Index Return falls below -20%. You may lose up to 80% of your principal amount at maturity. Any payment on the Notes, including any payments due at or prior to maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Index Return:	The performance of the Index from the Initial Level on the Initial Valuation Date to the Final Level on the Final Valuation Date, calculated as follows: Final Level – Initial Level Initial Level

Initial Level:	[—], the Closing Level of the Index on the Initial Valuation Date.

Final Level:	The Closing Level of the Index on the Final Valuation Date.

Closing Level:	On any day, the closing value of the Index published at the regular weekday close of trading on that day as displayed on Bloomberg Professional® service page “RTY <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing value of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Scheduled Trading Day:	As used in this preliminary pricing supplement, the term “Scheduled Trading Day” has the meaning set forth under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TQ34 / US06741TQ348

*	Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.
**	Subject to postponement in the event of a market disruption event and as described under “Terms of the Notes—Maturity Date” and “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement.

PPS–2

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the index supplement dated July 19, 2013 and the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•	Prospectus Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•	Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS–3

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the ranges of the Minimum Digital Percentage and Maximum Digital Percentage set forth in this preliminary pricing supplement. We determined the size of these ranges based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the “Initial Valuation Date” based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-10 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PPS–4

Hypothetical Examples of Step-by-Step Calculations of Annual Coupons and the Amount Payable at Maturity

The following examples set forth hypothetical step-by-step calculations of Annual Coupon payments and the amount, if any, payable at maturity given a hypothetical range of performance for the Index. The levels of the Index shown in the examples below have been arbitrarily chosen for illustrative purposes only and are purely hypothetical. The numbers appearing in the following examples have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes. These examples make the following assumptions:

•	Initial Level of the Index on the Initial Valuation Date: 1,078.41

•	Closing Level of the Index on the first Observation Date: 1,186.25

•	Closing Level of the Index on the second Observation Date: 1,067.63

•	Closing Level of the Index on the third Observation Date: 1,121.01

•	Closing Level of the Index on the fourth Observation Date: 1,008.91

•	Closing Level of the Index on the fifth Observation Date: 1,059.35

•	Closing Level of the Index on the final Observation Date: 953.42

•	Final Level of the Index on the Final Valuation Date: 953.42

•	Maximum Digital Percentage: 6.25%

•	Minimum Digital Percentage: 2.00%

•	Buffer Percentage: 20.00%

Calculation of the Annual Coupon Payment in Respect of the First Observation Period

The Initial Level of the Index on the Initial Valuation Date and the Closing Level of the Index on the first Observation Date are the Starting Annual Value and the Ending Annual Value for the first Observation Period. Because the Annual Return of 10.00%, calculated based on such Starting Annual Value and Ending Annual Value, is not less than 0%, investors will receive on the first Coupon Payment Date an Annual Coupon amount of $62.50 per $1,000 principal amount Note calculated as follows:

$1,000 × Maximum Digital Percentage, or $1,000 × 6.25% = $62.50

Calculation of the Annual Coupon Payment in Respect of the Second Observation Period

The Ending Annual Value of the Index for the first Observation Period will be the Starting Annual Value of the Index for the second Observation Period and the Closing Level of the Index on the second Observation Date will be the Ending Annual Value for the second Observation Period. Because the Annual Return of -10.00%, calculated based on such Starting Annual Value and Ending Annual Value, is less than 0%, investors will receive on the second Coupon Payment Date an Annual Coupon amount of $20.00 per $1,000 principal amount of the Notes calculated as follows:

$1,000 × Minimum Digital Percentage, or $1,000 × 2.00% = $20.00

Calculation of the Annual Coupon Payment in Respect of the third Observation Period

The Ending Annual Value of the Index for the second Observation Period will be the Starting Annual Value of the Index for the third Observation Period and the Closing Level of the Index on the third Observation Date will be the Ending Annual Value for the third Observation Period. Because the Annual Return of 5.00%, calculated based on such Starting Annual Value and Ending Annual Value, is not less than 0%, investors will receive on the third Coupon Payment Date an Annual Coupon amount of $62.50 per $1,000 principal amount Note calculated as follows:

$1,000 × Maximum Digital Percentage, or $1,000 × 6.25% = $62.50

PPS–5

Calculation of the Annual Coupon Payment in Respect of the fourth Observation Period

The Ending Annual Value of the Index for the third Observation Period will be the Starting Annual Value of the Index for the fourth Observation Period and the Closing Level of the Index on the fourth Observation Date will be the Ending Annual Value for the fourth Observation Period. Because the Annual Return of -10.00%, calculated based on such Starting Annual Value and Ending Annual Value, is less than 0%, investors will receive on the fourth Coupon Payment Date an Annual Coupon amount of $20.00 per $1,000 principal amount of the Notes calculated as follows:

$1,000 × Minimum Digital Percentage, or $1,000 × 2.00% = $20.00

Calculation of the Annual Coupon Payment in Respect of the fifth Observation Period

The Ending Annual Value of the Index for the fourth Observation Period will be the Starting Annual Value of the Index for the fifth Observation Period and the Closing Level of the Index on the fifth Observation Date will be the Ending Annual Value for the fifth Observation Period. Because the Annual Return of 5.00%, calculated based on such Starting Annual Value and Ending Annual Value, is not less than 0%, investors will receive on the fifth Coupon Payment Date an Annual Coupon amount of $62.50 per $1,000 principal amount of the Notes calculated as follows:

$1,000 × Maximum Digital Percentage, or $1,000 × 6.25% = $62.50

Calculation of the Annual Coupon Payment in Respect of the final Observation Period

The Ending Annual Value of the Index for the fifth Observation Period will be the Starting Annual Value of the Index for the final Observation Period and the Closing Level of the Index on the final Observation Date will be the Ending Annual Value for the final Observation Period. Because the Annual Return of -10.00%, calculated based on such Starting Annual Value and Ending Annual Value, is less than 0%, investors will receive on the fourth Coupon Payment Date (in addition to the payment at maturity calculated as set forth under “Payment at Maturity” in this pricing supplement) an Annual Coupon amount of $20.00 per $1,000 principal amount of the Notes calculated as follows:

$1,000 × Minimum Digital Percentage, or $1,000 × 2.00% = $20.00

Calculation of the Total Payments under the Notes

Because the Index Return of -11.59%, calculated based on the Initial Level of the Index on the Initial Valuation Date and the Final Level of the Index on the Final Valuation Date, is not less than -20%, the payment at maturity per $1,000 principal amount Note will be equal to $1,000 (in addition to the final Annual Coupon payment). Because the aggregate Annual Coupon payments shown in the examples above equal $247.50 ($62.50 + $20.00 + $62.50+ $20.00 + $62.50+$20.00), the total payments that will be received by investors over the term of the Notes are equal to $1,247.50 per $1,000 principal amount Note.

PPS–6

Examples of Hypothetical Total Return on the Notes Assuming a Range of Performance for the Index

The following table illustrates the hypothetical total return at maturity on the Notes (assuming a range of performance for the Index and further assuming a range of hypothetical Annual Coupons). The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing (a) the sum, per $1,000 principal amount Note, of the aggregate Annual Coupons during the term of the Notes and any payment at maturity, to (b) $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.

The hypothetical total Annual Coupons set forth in the table below have been chosen arbitrarily and may not reflect the actual Annual Return of the Index with respect to any actual Observation Period. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples assume a hypothetical Initial Level of 1,078.41, the Buffer Percentage of 20.00% and the hypothetical aggregate Annual Coupons described below. These examples do not take into account any tax consequences from investing in the Notes.

Final Level	Index Return	Payment at Maturity (Not including any Annual Coupon)	Hypothetical Total Annual Coupons	Hypothetical Total Payments on the Notes (per $1,000 principal amount Note)	Total Return on Notes (Including Hypothetical Annual Coupons)
2,156.82	100.00%	$1,000.00	$375.00*	$1,375.00	37.50%
2,048.98	90.00%	$1,000.00	$375.00*	$1,375.00	37.50%
1,941.14	80.00%	$1,000.00	$375.00*	$1,375.00	37.50%
1,833.30	70.00%	$1,000.00	$375.00*	$1,375.00	37.50%
1,725.46	60.00%	$1,000.00	$375.00*	$1,375.00	37.50%
1,617.62	50.00%	$1,000.00	$375.00*	$1,375.00	37.50%
1,509.77	40.00%	$1,000.00	$247.50**	$1,247.50	24.75%
1,401.93	30.00%	$1,000.00	$247.50**	$1,247.50	24.75%
1,294.09	20.00%	$1,000.00	$247.50**	$1,247.50	24.75%
1,186.25	10.00%	$1,000.00	$247.50**	$1,247.50	24.75%
1,132.33	5.00%	$1,000.00	$162.50***	$1,162.50	16.25%
1,078.41	0.00%	$1,000.00	$162.50***	$1,162.50	16.25%
1,024.49	-5.00%	$1,000.00	$162.50***	$1,162.50	16.25%
970.57	-10.00%	$1,000.00	$162.50***	$1,162.50	16.25%
916.65	-15.00%	$1,000.00	$162.50***	$1,162.50	16.25%
862.73	-20.00%	$1,000.00	$162.50***	$1,162.50	16.25%
754.89	-30.00%	$900.00	$120.00****	$1,020.00	2.00%
647.05	-40.00%	$800.00	$120.00****	$920.00	-8.00%
539.21	-50.00%	$700.00	$120.00****	$820.00	-18.00%
431.36	-60.00%	$600.00	$120.00****	$720.00	-28.00%
323.52	-70.00%	$500.00	$120.00****	$620.00	-38.00%
215.68	-80.00%	$400.00	$120.00****	$520.00	-48.00%
107.84	-90.00%	$300.00	$120.00****	$420.00	-58.00%
0.00	-100.00%	$200.00	$120.00****	$320.00	-68.00%

*	Assumes that the Annual Return was greater than or equal to 0% for all six Observation Periods, resulting in an Annual Coupon payment equal to $1,000 multiplied by the Maximum Digital Percentage, or $62.50 per Observation Period and $375.00 in the aggregate.
**	Assumes that (i) the Annual Return was greater than or equal to 0% for three Observation Periods, resulting in Annual Coupons equal to $1,000 multiplied by the Maximum Digital Percentage, or $62.50 for each such Observation Period and (ii) the Annual Return was less than 0% for three Observation Periods, resulting in an Annual Coupon equal to $1,000 multiplied by the Minimum Digital Percentage, or $20.00 for each such Observation Period. The total hypothetical Annual Coupons given these assumptions would be equal to $62.50 + $62.50 + $62.50 + $20.00 + $20.00 + $20.00, or $247.50 in the aggregate.
***	Assumes that (i) the Annual Return was greater than or equal to 0% for one Observation Period, resulting in an Annual Coupon equal to $1,000 multiplied by the Maximum Digital Percentage, or $62.50 for such Observation Period and (ii) the Annual Return was less than 0% for five Observation Periods, resulting in an Annual Coupon equal to $1,000 multiplied by the Minimum Digital Percentage, or $20.00 for each such Observation Period. The total hypothetical Annual Coupons given these assumptions would be equal to $62.50 + $20.00 + $20.00 + $20.00 + $20.00 + $20.00, or $162.50 in the aggregate.
****	Assumes that the Annual Return was less than 0% for all six Observation Periods, resulting in an Annual Coupon payment equal to $1,000 multiplied by the Minimum Digital Percentage, or $20.00 per Observation Period and $120.00 in the aggregate.

PPS–7

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Index increases from an Initial Level of 1,078.41 to a Final Level of 1,617.62 and the aggregate Annual Coupons over the term of the Notes are equal to $375.00.

Because the Index Return of 50.00% is not less than -20.00%, the investor receives, in addition to final Annual Coupon, a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the Notes (including the aggregate Annual Coupons) is 37.50%.

Example 2: The level of the Index decreases from an Initial Level of 1,078.41 to a Final Level of 970.57 and the aggregate Annual Coupons over the term of the Notes are equal to $162.50.

Because the Index Return of -10.00% is not less than -20.00%, the investor will receive, in addition to the final Annual Coupon, a payment at maturity of $1,000 per $1,000 principal amount Note.

The total return on the Notes (including the aggregate Annual Coupons) is 16.25%.

Example 3: The level of the Index decreases from Initial Level of 1,078.41 to a Final Level of 539.21 and the aggregate annual coupon payments are equal to $120.00.

Because the Index Return of -50.00% is less than -20.00%, the investor will receive, in addition to the final Annual Coupon, a payment at maturity of $700.00 per $1,000 principal amount Note calculated as follows:

$1,000 + [($1,000 × (Index Return + Buffer Percentage)]

$1,000 + [($1,000 × (-50.00% + 20.00%)] = $700.00

The total return on the Notes (including the aggregate Annual Coupons) is -18.00%.

Selected Purchase Considerations

•	Market Disruption Events and Adjustments—The Observation Dates, the Final Valuation Date, the Maturity Date, the Annual Coupons and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•	For a description of what constitutes a market disruption event with respect to the Index as well as the consequences of that market disruption event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

•	For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices”.

•	Exposure to the U.S. Equities of the Russell 2000® Index—The return on the Notes depends on the performance of the Russell 2000® Index from the Initial Level to the Final Level. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For additional information about the Index, see the information set forth under “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in the accompanying index supplement.

•	Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid income-bearing derivative contract with respect to the Index.

If your Notes are so treated, it would be reasonable (i) to treat the Annual Coupons you receive on the Notes as items of ordinary income taxable in accordance with your regular method of accounting for U.S. federal income tax purposes and (ii) to recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference (if any) between the amount you receive at such time and your basis in the Notes for U.S. federal income tax purposes. Except as described below, such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year. However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the

PPS–8

portion of the sale proceeds that relates to accrued Annual Coupons that you have not yet included in ordinary income. Any character mismatch arising from your inclusion of ordinary income in respect of the Annual Coupons and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as debt instruments subject to the special tax rules governing contingent payment debt instruments. Under the contingent payment debt instrument rules, you generally would be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly, even though these amounts may exceed the Annual Coupons that are made on the Notes. You would also be required to make adjustments to your accruals if the actual amounts that you receive in any taxable year differ from the amounts shown on the projected payment schedule. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income without an offsetting negative adjustment and thereafter would be capital loss. You should consult your tax advisor as to the special rules that govern contingent payment debt instruments.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Index that is issued by you to us.

You should consult your tax advisor with respect to these possible alternative treatments.

For a further discussion of the tax treatment of your Notes and the Annual Coupons to be made on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Annual Coupon at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on Annual Coupons it pays to you if there is any possible characterization of the Annual Coupons that would not be exempt from withholding under the treaty. Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

PPS–9

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or in the components of the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Digital Notes”.

In addition to the risks described above, you should consider the following:

•	Your Investment in the Notes May Result in Significant Loss—The total return on the Notes is linked to the performance of the Index during the term of the Notes and will depend on whether the Annual Return of the Index with respect to each Observation Period is positive or negative and whether, and the extent to which, the Index Return as of the Final Valuation Date is positive or negative. If the Index Return, measured by comparing the Final Level of the Index to the Initial Level, is less than -20%, you will lose 1% of the principal amount of your Notes for every 1% that the Index Return falls below -20%. You may lose up to 80% of the principal amount of your Notes (without taking into account the Annual Coupon payments).

If the Final Level of the Index drops substantially as compared to the Initial Level, the amount of principal you may lose as a result of such negative Index Return may exceed the aggregate Annual Coupons you receive over the term of the Notes. As a result, you may incur loss, and possibly significant loss, on your investment in the Notes.

Any payment on the Notes, including any principal protection feature provided at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

•	Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including the payment of any annual coupons and any payment due at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	Your Gain, if Any, on the Notes Is Limited to the Maximum Digital Percentage—Your return on the Notes is limited to the Annual Coupons, each of which will not exceed the Maximum Digital Percentage multiply by the principal amount of your Notes. You will not participate in any positive Annual Return of the Index with respect to any Observation Period during the term of the Notes beyond the Maximum Digital Percentage, which may be significant.

•	You Will Not Receive More Than the Principal Amount of Your Notes at Maturity (in Addition to the Final Annual Coupon)—At maturity, in addition to the final Annual Coupon, you will not receive more than the principal amount of your Notes, even if the Index Return or any Annual Return of the Index with respect to any Observation Period is greater than 0%. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the Annual Coupons paid during the term of the Notes.

•	No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•	The Annual Coupon in Respect of any Observation Period is Not Based on the Level of the Index at any Time Other than the Starting Annual Value and Ending Annual Value of the Index for such Observation Period—The Annual Coupon for an Observation Period will depend on whether the Annual Return of the Index for such Observation Period is positive or negative. The Annual Return of the Index for an Observation Period will be measured by comparing the Ending Annual Value of the Index for such Observation Period to the Starting Annual Value of the Index for such Observation Period. The Starting Annual Value and Ending Annual Value of the Index for any Observation Period will be based solely on the Closing Level of the Index on the Observation Dates that represent the beginning and the end of such Observation Period, respectively (or, in the case of the first Observation Period, the Initial Valuation Date and the first Observation Date). Therefore, if the Closing Level of the Index drops precipitously on the Observation Date on which an Observation Period ends compared to the Closing Level of the Index on the Observation Date on which such Observation Period begins, the Annual Coupon that you will receive in respect of such Observation Period may be less than it would otherwise have been had such Annual Coupon been linked to the level of the Index prior to such drop.

•

The Payment at Maturity of Your Notes (in Addition to the Final Annual Coupon) is Not Based on the Level of the Index at Any Time Other than the Final Level of the Index on the Final Valuation Date as Compared to the Initial

PPS–10

Level of the Index on the Initial Valuation Date—The payment at maturity, in addition to the final Annual Coupon, and the Index Return will be based solely on the Final Level of the Index as compared to the Initial Level. Therefore, if the Closing Level of the Index drops precipitously on the Final Valuation Date as compared to the Initial Level, the payment at maturity that you will receive for your Notes may be less, and may be significantly less, than it would otherwise have been had the payment at maturity been linked to the level of the Index prior to such drop.

•	Risks Associated with Small Capitalization Stocks May Affect the Notes. The Index is intended to track the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

•	The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market. The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above may be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes. The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions. The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes. The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes. Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•

We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest. We and our affiliates establish the offering price of the Notes for

PPS–11

initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•	Additional Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Annual Coupons you receive on the Notes and whether all or part of the gain you may recognize upon the sale or maturity of an instrument such as the Notes should be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income at a rate that may exceed the Annual Coupons you receive on the Notes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Annual Coupons and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible tax consequences of investing in the Notes.

•	Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	supply and demand for the Notes;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS–12

Information Regarding the Index

As noted above, the Index is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the Index, see “Non-Proprietary Indices—Equity Indices—Russell 2000® Index” in this accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Closing Levels of the Index from January 1, 2008 through September 26, 2013. The Closing Level of the Index on September 26, 2013 was 1,078.41.

We obtained the Index closing levels below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on any Observation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–13